Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-1 (File Nos. 333-289505 and 333-292429) and Form S-8 (File No. 333-288786) of our report dated March 30, 2026, with respect to the consolidated financial statements of Brag House Holdings, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

Boston, Massachusetts
March 30, 2026